Exhibit 21.1

Subsidiaries of the Company

Bad Daddy’s Franchise Development, LLC, a Colorado limited liability company

Bad Daddy’s International, LLC, a North Carolina limited liability company

BD of Colorado LLC, a Colorado limited liability company

Good Times Drive-Thru, Inc., a Colorado company